FOR IMMEDIATE RELEASE
                                                              May 20, 1998


                           FOURTEEN HILL CAPITAL, L.P.
                           ---------------------------
                       ANNOUNCES FIRST QUARTER FINANCINGS
                       ----------------------------------


SAN  FRANCISCO-(May 20, 1998)  Fourteen  Hill Capital,  L.P., a majority  owned affiliate of Point West Capital  Corporation  (which  trades on NASDAQ under the symbol PWCC) today announced  that,  during the first quarter of 1998, it closed four financings in the aggregate amount of $3,445,000.


Fourteen Hill provided a $795,000  working  capital loan for the benefit of KIWI

International  Holdings, Inc. KIWI International Holdings is the holding company for KIWI  International Air Lines, which operates primarily on the east coast of the United States.


Fourteen  Hill  received  a  redemption  notice for  warrants  it owned in First

Priority  Group,  Inc.,  and exercised such warrants by pruchasing an additional

$1,000,000 of the common stock of First Priority Group.  First Priority Group is engaged in automotive fleet management and  administration of automotive repairs for  businesses,  insurance  companies  and  members of affinity  groups.  First

Priority Group trades on the OTC Bulletin Board under the symbol FPGP.


Fourteen Hill purchaed $750,000 of 5% convertible preferred stock of AMNEX, Inc.

AMNEX,   Inc.  is  a  fully   integrated   pay  phone  and   operator   services

telecommunications company. AMNEX trades on NASDAQ under the symbol AMXI.

Fourteen Hill purchased $900,000 of 7% convertible  preferred stock of WorldPort

Communications,  Inc.  WorldPort is an  international  facilities-based  carrier

seeking   to   become   a   leading   worldwide    provider   of   international

telecommunications  services.  WorldPort  trades on the OTC Bulletin Board under the symbol WRDP.


Fourteen  Hill is  licensed  by the  Small  Business  Administration  as a small business investment company.  Fourteen Hill provides capital to small businesses

(generally  businesses  whose tangible net worth does not exceed $18 million and whose average net  income  during  the  preceding  two  years did not  exceed $6 million) whose primary businesses are located in the United States.


Commenting  on the  financings,  Alan  Perper,  President  of Fourteen Hill

Capital ,  said,  "We  are  very  pleased  with  these  transactions, and are continuing to seek financing opportunities in telecom,  e-commerce,  and related businesses."


(KEYWORD CALIFORNIA AND INDUSTRY KEYWORD: Venture Capital).

CONTACTS:  FOURTEEN HILL CAPITAL, SAN FRANCISCO.
                  CHRIS RODSKOG, 415/394-9467